filed with the Securities and Exchange Commission on September 18, 2002

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

JDS UNIPHASE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	94-2579683 (I.R.S. Employer Identification No.)

1768 Automation Parkway
San Jose, California 95131
(Address of registrant’s principal executive offices)

JDS Uniphase Corporation
Amended and Restated 1993 Flexible Stock Incentive Plan
1998 Employee Stock Purchase Plan
1999 Canadian Employee Stock Purchase Plan
Epion Corporation 1996 Stock Option Plan
Optical Process Automation, Inc. 2000 Stock Option and Incentive Plan

(Full title of the plan)

Christopher Dewees, Esq.
Associate General Counsel
JDS Uniphase Corporation
1768 Automation Parkway
San Jose, California 95131
(408) 434-1800
(Name, address and telephone number, including area code, of agent for service)

This Post-Effective Amendment No. 1 to the Registration Statement No. 333-74226 filed with the Securities and Exchange Commission on November 30, 2001 shall hereafter become effective in accordance with the provisions of Section 8(c) of the Securities Act of 1933, as amended.

CALCULATION OF REGISTRATION FEE

	Amount to be	Proposed maximum	Proposed maximum
Title of securities	registered	offering price per	aggregate offering	Amount of
to be registered	(1) (2) (3)	share (4)	price (4)	registration fee(5)

Common Stock,	79,755,782	$10.58	$854,396,174	$204,201
$0.001 par value per share

(1)	Pursuant to the Agreement and Plan of Reorganization and Merger dated as of July 14, 2000 by and among JDS Uniphase Corporation (the “Company”), JDSU Acquisition Two, Inc. and Epion Corporation (the “Epion Merger Agreement”), the Company assumed all of the outstanding options to purchase Common Stock of Epion Corporation under the Epion Corporation 1996 Stock Option Plan, and such options became exercisable to purchase shares of the Company’s Common Stock, with appropriate adjustments to the number of shares and exercise price of each assumed option in accordance with the Epion Merger Agreement.

(2)	Pursuant to the Agreement and Plan of Reorganization and Merger dated as of October 24, 2000 by and among JDS Uniphase Corporation (the “Company”), JDSU Acquisition Three, Inc. and Optical Process Automation, Inc.(the “OPA Merger Agreement”), the Company assumed all of the outstanding options to purchase Common Stock of Optical Process Automation, Inc. under the Optical Process Automation, Inc. 2000 Stock Option and Incentive Plan, and such options became exercisable to purchase shares of the Company’s Common Stock, with appropriate adjustments to the number of shares and exercise price of each assumed option in accordance with the OPA Merger Agreement.

(3)	Includes (i) 43,639,933 shares of Common Stock, based on a formula, to be registered under the Amended and Restated 1993 Flexible Stock Incentive Plan, making a total of 201,164,336 shares of Common Stock registered under the 1993 Flexible Stock Incentive Plan, (ii) 25,000,000 shares of Common Stock to be registered under the 1998 Employee Stock Purchase Plan, (iii) 4,000,000 shares of Common Stock to be registered under the 1999 Canadian Employee Stock Purchase Plan ( which reduces the number of shares of Common Stock previously registered by 1,000,000 shares), (iv) 7,000,000 shares of Common Stock to be registered under the Epion Corporation 1996 Stock Option Plan issuable upon meeting certain milestones pursuant to the Epion Merger Agreement, and 115,849 shares of Common Stock to be registered under the Optical Process Automation, Inc. 2000 Stock Option and Incentive Plan issuable upon meeting certain milestones pursuant to the OPA Merger Agreement.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act of 1933, as amended, the proposed maximum offering price per share and the proposed aggregate maximum offering price have been determined on the basis of the high and low prices quoted on the Nasdaq National Market on November 28, 2001.

(5)	Previously paid on November 30, 2001.

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Item 8.Exhibits.
SIGNATURES
EXHIBIT INDEX
EXHIBIT 5.1
EXHIBIT 23.2

Item 8. Exhibits.

Exhibit
Number	Description

5.1	Opinion of Counsel
23.1	Consent of Counsel (included in Exhibit 5.1)
23.2	Consent of Ernst & Young LLP, independent auditors
25.1	Power of Attorney (contained in the signature of this Registration Statement)

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on September 18, 2002.

JDS UNIPHASE CORPORATION

By	/s/ Anthony R. Muller

Anthony R. Muller Executive Vice President, Chief Financial Officer and Secretary

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints and hereby authorizes Jozef Straus, Ph.D. and Anthony R. Muller and each of them acting individually, as such person’s true and lawful attorneys-in-fact, with full power of substitution or resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments, including post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name and Signatures	Title	Date

/s/ Jozef Straus Jozef Straus, Ph.D.	Co-Chairman and Chief Executive Officer (Principal Executive Officer)	September 18, 2002

/s/ Donald R. Scifres Donald R. Scifres, Ph.D.	Co-Chairman and Chief Strategy Officer	September 18, 2002

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Name and Signatures	Title	Date

/s/ Anthony R. Muller Anthony R. Muller	Executive Vice President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	September 18, 2002

/s/ Bruce D. Day Bruce D. Day	Director	September 18, 2002

/s/ Robert E. Enos Robert E. Enos	Director	September 18, 2002

Peter A. Guglielmi	Director

/s/ Martin A. Kaplan Martin A. Kaplan	Chairman	September 18, 2002

/s/ Kevin J. Kennedy Kevin J. Kennedy	Director	September 18, 2002

/s/ Richard T. Liebhaber Richard T. Liebhaber	Director	September 18, 2002

/s/ Casimir S. Skrzypczak Casimir S. Skrzypczak	Director	September 18, 2002

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EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Counsel
23.1	Consent of Counsel (included in Exhibit 5.1)
23.2	Consent of Ernst & Young LLP, independent auditors
24.1	Power of Attorney (included on signature page of this Registration Statement)

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